Exhibit 99.1

For Immediate Release October 7, 2011	For More Information Mark Brock (704) 926-1305 mbrock@wrayward.com John Mader (704) 926-1316 jmader@wrayward.com

FNB United Corp. • PO Box 1328, Asheboro, NC 27204 • 150 S. Fayetteville Street, Asheboro, NC 27203

FNB United Receives Regulatory Approval to Acquire Bank of Granite

Shareholder Approval Next Step In Process

ASHEBORO, N.C., (Oct. 7, 2011) – FNB United Corp. (Nasdaq: FNBN), parent company of CommunityONE Bank, N.A., today announced that it has received regulatory approvals for its proposed acquisition of Bank of Granite Corporation (Nasdaq: GRAN), parent company of Bank of Granite.

The Federal Reserve Bank of Richmond has approved FNB’s proposed acquisition of Bank of Granite Corporation through a merger and the exchange of preferred stock issued to the U.S. Treasury for common stock. FNB’s primary bank subsidiary, CommunityONE Bank, has also received approval from the Office of the Comptroller of the Currency (OCC) of its capital restoration plan and settlement of certain debt and preferred stock securities held by SunTrust Bank.

Additionally, the proposed management team for FNB has received clearance from the Federal Reserve to assume their new positions with the company. These approvals were required in order to consummate FNB’s proposed $310 million capital raise and the proposed acquisition of Bank of Granite Corporation.

The merger and recapitalization remain subject to approval by FNB shareholders and Bank of Granite Corporation stockholders, who were issued a joint proxy statement in September. The Bank of Granite Corporation’s special meeting of stockholders is scheduled for Tuesday, October 18, 2011 and the FNB United Corp. annual meeting of shareholders is scheduled for Wednesday, October 19, 2011.

The proposed acquisition of Bank of Granite Corporation by FNB will unite two 100-year-old institutions, creating a North Carolina community banking organization with approximately $2.8 billion in assets, $2.4 billion in deposits and 63 full-service banking offices located in some of the state’s most robust markets.

The merged organization will be led by Brian Simpson as CEO and Bob Reid as president, with headquarters in Asheboro, N.C. Simpson and Reid led a successful $310 million capital raise by FNB, which includes The Carlyle Group and Oak Hill Capital Partners as lead investors, each having entered into definitive agreements with FNB to invest $79 million, each subject to conditions contained in the investment agreements.

Contingencies

The closing of the recapitalization and the merger remains subject to the following conditions, among others: satisfaction or waiver of the closing conditions under the merger agreement with Bank of Granite Corporation, the investment agreements with affiliates of The Carlyle Group and Oak Hill Capital Partners and the subscription agreements with additional investors; FNB shareholder approval of certain proposals necessary for FNB to consummate the investments, the merger and the related transactions; the shares of common stock to be issued under the investment agreements being authorized for listing on NASDAQ; the exchange of FNB’s preferred stock issued to the U.S. Department of the Treasury for common stock; the satisfaction of conditions regarding minimum liquidity and non-brokered deposits and the level of non-performing assets; receipt of advice as to the absence of an Internal Revenue Code Section 382 ownership change as a result of the private placement investments; and neither FNB nor Bank of Granite Corporation having experienced a material adverse effect.

About FNB United Corp.

FNB United Corp. is the Asheboro, N.C.-based bank holding company for CommunityONE Bank, N.A. Opened in 1907, CommunityONE Bank operates 45 offices in 38 communities throughout central, southern and western North Carolina, and offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.

About Bank of Granite Corporation

Bank of Granite Corporation is the parent company of Bank of Granite. Founded in 1906, Bank of Granite operates 18 full-service banking offices in seven North Carolina counties – Burke, Caldwell, Catawba, Iredell, Mecklenburg, Watauga and Wilkes.

Additional Information and Where to Find It

FNB has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4, including a joint proxy statement/prospectus, in connection with the proposed merger, recapitalization and related matters. The joint proxy statement/prospectus, which has been sent or given to the shareholders of FNB, contains important information. Before making any voting decision, FNB’s shareholders are urged to read the joint proxy statement/prospectus carefully and in its entirety because it contains important information about the merger, recapitalization and related matters. The joint proxy statement/prospectus and other relevant materials, and any other documents filed by FNB with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders will be able to obtain free copies of the joint proxy statement/prospectus by contacting Phoenix Advisory Partners, FNB’s proxy solicitor, at 110 Wall Street, 27th Floor, New York, NY 10005; telephone number (866) 304-2061 (for shareholders) or (212) 493-3910 (for banks and brokers).

Forward-Looking Statements

This press release and the attached exhibits may contain forward-looking statements concerning the recapitalization and the merger, the conditions necessary for closing the recapitalization and the merger, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes,” “plans,” “intends,” “expects,” “anticipates,” “forecasts” or words of similar meaning. There can be no assurance that FNB will be able to close on the transactions with investors and obtain required capital or close on the merger, or that other actual results, performance or achievements of FNB will not differ materially from those expressed or implied by forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to, FNB’s ability to complete the proposed transactions and other aspects of its recapitalization and recovery plans. For further information on factors that could cause actual results to materially differ from projections, please see FNB’s publicly available Securities and Exchange Commission filings, including FNB’s Annual Report on Form 10-K for the year ended December 31, 2010 and other filings with the SEC. FNB does not undertake to update any of its forward-looking statements.

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